EXHIBIT 16.1

May 10, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F. Street, NE

Washington, DC 20549

RE: Conolog Corporation

Ladies and Gentlemen:

We have read the statements of Conolog Corporation pertaining to our Firm included under Item 4.01 of Form 8-K dated May 3, 2013 and agree with such statements as they pertain to our Firm. We have no basis to agree or disagree with other statements of the Registrant contained therein.

Very truly yours,

WOLINETZ, LAFAZAN & COMPANY, CPA’S, P.C.